Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40172, 333-50845, 333-50847, 333-66450, 333-69981, 333-83943, 333-91584, 333-106652, 333-130389, and 333-144065 on Form S-8 of our reports dated March 16, 2009 relating to the financial statements and financial statement schedule of PC Connection, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007), and the effectiveness of PC Connection, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2008.

Deloitte & Touche LLP

Boston, Massachusetts

March 16, 2009